Exhibit 99.1

FOUR OAKS FINCORP, INC. ANNOUNCES SECURITIES PURCHASE AGREEMENT

FOUR OAKS, N.C. – (Business Wire) – March 26, 2014 – Four Oaks Fincorp, Inc. (OTCBB: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced that the Company has entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Kenneth R. Lehman, a private investor.
Pursuant to the Securities Purchase Agreement, Mr. Lehman has agreed to purchase from the Company (the “Standby Offering”), for $1.00 per share, the lesser of (i) 10,000,000 shares of common stock, $1.00 par value per share (the “Common Stock”), (ii) if the Rights Offering (as defined below) is completed, all shares of Common Stock not purchased by shareholders exercising their basic subscription privilege, and (iii) the maximum number of shares that he may purchase without causing an “ownership change” under Section 382(g) of the Internal Revenue Code of 1986, as amended (based on all shares of Common Stock outstanding at the completion of the Rights Offering and the Standby Offering). In addition, the Securities Purchase Agreement provides Mr. Lehman a right of first refusal to purchase an additional 6,000,000 shares subject to the limitations outlined in clauses (ii) and (iii) above. The Securities Purchase Agreement contemplates an initial closing of the sale of 875,000 shares of Common Stock to Mr. Lehman and a subsequent closing of the remaining number of shares.
The Securities Purchase Agreement permits the Company to conduct a rights offering (the “Rights Offering”), which will impact the number of shares Mr. Lehman may purchase as set forth above. Mr. Lehman may participate in the Rights Offering with respect to the 875,000 shares of Common Stock he is expected to hold on the record date of the Rights Offering. The number of shares Mr. Lehman is committed to purchase in the Standby Offering will be reduced by the number of shares he purchases in the Rights Offering. The Company has agreed that, if for any reason it does not complete the Rights Offering, Mr. Lehman will still be permitted to purchase shares of Common Stock as set forth above.
“This capital investment is a major development for Four Oaks Bank & Trust. We expect this infusion of capital to be extremely positive for our bank, our customers, and the communities we serve,” said Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer of the Company and the Bank.
“Our mission is to be a community-based bank, working directly with our customers, understanding their needs and their businesses and making sure we are building a stronger economy for everyone. There is little doubt that we have been through a number of tumultuous years, but the Bank has weathered the recession and we believe we are now positioned to turn the corner. This capital investment will help strengthen the Bank and our resolve to return to our core mission of being a premier community bank in North Carolina,” Mr. Lee concluded.
Sandler O'Neill & Partners, L.P. acted as financial advisor to the Company.
With $811.6 million in total assets as of September 30, 2013, the Company, through its wholly-owned subsidiary, the Bank, offers a broad range of financial services through its thirteen branches in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, and Raleigh, and a loan production office in Southern Pines, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.
Cautionary Statement
The Standby Offering and the Securities Purchase Agreement discussed above involve the sale of securities in a private transaction that will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be subject to the resale restrictions under the Securities Act. Such securities may not be offered or sold absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock sold in the Standby Offering pursuant to the Securities Purchase Agreement, nor shall there be any sale of such shares of Common Stock in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current beliefs and assumptions and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control, and which may cause results to differ materially from expectations. For a discussion of the most significant risks and uncertainties associated with the Company’s business, please review the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports. You are cautioned not to place undue reliance on these forward-looking statements, which are based on the Company’s expectations as of the date of this press release and speak only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer
Nancy S. Wise, Executive Vice President and Chief Financial Officer
(919) 963-2177